Exhibit 99.1

Bellicum Reports Second Quarter 2022 Financial Results and Provides Operational Update
HOUSTON, August 11, 2022 -- Bellicum Pharmaceuticals, Inc. (Nasdaq: BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers, today reported financial results for the second quarter 2022 and provided an operational update.

“We have continued to make progress with our patient enrollment efforts in the BPX-601 and BPX-603 trials and I am pleased with our execution,” said Rick Fair, President and Chief Executive Officer. “Our team remains focused on generating Phase 1 data that highlight the potential advantages of our GoCAR-T technology."
Program Highlights and Current Updates

BPX-601 GoCAR-T®
•Enrollment is ongoing in the dose escalation portion of the Phase 1/2 clinical trial for BPX-601 in patients with metastatic castration-resistant prostate cancer (mCRPC). Bellicum plans to present an interim data update on BPX-601 in the first quarter of 2023.

BPX-603 GoCAR-T
•Enrollment is ongoing in the dose escalation portion of the Phase 1/2 clinical trial for BPX-603 in patients with solid tumors that express human epidermal growth factor 2 (HER2), including breast, endometrial, ovarian, gastric, and colorectal cancers. Bellicum plans to present an interim data update on BPX-603 in the first half of 2023.

Financial Results for the Second Quarter 2022

R&D Expenses: Research and development expenses were $5.1 million and $9.6 million for the three and six months ended June 30, 2022, respectively, compared to $6.7 million and $13.2 million for the three and six months ended June 30, 2021. The decrease in R&D expenses for the second quarter and the first half of the year 2022 was primarily due to reduced expenses related to rivo-cel activities, a discontinued development program, as well as patient enrollment delays in BPX-601 and BPX-603 clinical trials.

G&A Expenses: General and administrative expenses were $1.4 million and $2.9 million for the three and six months ended June 30, 2022, respectively, compared to $1.8 million and $3.8 million for the three and six months ended June 30, 2021. The decrease in G&A expenses for the second quarter and the first half of the year 2022 was primarily due to reduced personnel and share-based compensation expenses.

Loss from Operations: Bellicum reported a loss from operations of $6.5 million and $12.5 million for the three and six months ended June 30, 2022, respectively, compared to $7.8 million and $16.7 million for the three and six months ended June 30, 2021, respectively. The results for the six months ended June 30, 2021 included a net loss on lease termination of $0.5 million as a result of exit from our South San Francisco office space.

Net Loss: Bellicum reported a net loss of $4.0 million and $11.6 million for the three and six months ended June 30, 2022, respectively, compared to a net loss of $2.2 million and $13.5 million for the three and six months ended June 30, 2021, respectively. The results included a non-cash gain from the change in fair value of warrant derivative liabilities of $2.5 million and $0.9 million for the three and six months

Exhibit 99.1

ended June 30, 2022, respectively, compared to a non-cash gain from the change in fair value of both warrant and private placement option liabilities of $5.6 million and $3.2 million for the three and six months ended June 30, 2021, respectively. Such gains were primarily driven by a decrease in the Company’s stock price.

Shares Outstanding: As of August 5, 2022, Bellicum had 8,611,829 shares of common stock and 452,000 shares of preferred stock outstanding. Each share of preferred stock is convertible into 10 shares of common stock.

Cash Position and Guidance: Bellicum reported cash and cash equivalents and restricted cash totaling $34.7 million as of June 30, 2022, compared to $47.7 million as of December 31, 2021.

About Bellicum Pharmaceuticals

Bellicum is a clinical stage biopharmaceutical company striving to deliver cures through controllable cell therapies. The company’s next-generation product candidates are differentiated by powerful cell signaling technologies designed to produce more effective CAR-T cell therapies. Bellicum’s GoCAR-T® product candidates, BPX-601 and BPX-603, are designed to be more efficacious CAR-T cell products capable of overriding key immune inhibitory mechanisms. More information about Bellicum can be found at www.bellicum.com or follow us on Twitter or LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “continue,” “designed,” “expects,” “plans,” “intends,” “may,” “will” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding Bellicum’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the timing of data updates from Bellicum’s ongoing BPX-601 and BPX-603 clinical trials. Various factors may cause differences between Bellicum’s expectations and actual results, including, among others, the impact of the COVID-19 pandemic on Bellicum’s clinical trial sites and trial enrollment, other factors, such as safety issues, may impact Bellicum’s clinical progress, actual expenses incurred may be higher than anticipated, and trial results may be different than anticipated, as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation Bellicum’s quarterly report on Form 10- Q for the three months ended June 30, 2022 and Bellicum’s annual report on Form 10-K the year ended December 31, 2021. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update Bellicum’s forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Balance Sheets
(unaudited; in thousands)

	June 30,	December 31,
	2022	2021
Current Assets:
Cash and cash equivalents	$33,168	$46,156
Restricted cash	1,503	1,501
Accounts receivable, interest and other receivables	209	205
Prepaid expenses and other current assets	1,706	1,269

Other Assets:
Property and equipment, net	18	12
Total assets	$36,604	$49,143

Current Liabilities:
Accounts payable	$399	$90
Accrued expenses and other current liabilities	2,245	3,849
Warrant derivative liability	1,887	2,773

Preferred stock	18,036	18,036
Total stockholders' equity	14,037	24,395
Total liabilities, preferred stock and stockholders' equity	$36,604	$49,143

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Statements of Operations
(unaudited; in thousands, except share and per share amounts)

	Three Months Ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues:
Supply agreement	$—	$700	$—	$700
Total revenues	—	700	—	700

Operating Expenses:
Research and development	5,089	6,722	9,575	13,183
General and administrative	1,448	1,765	2,901	3,777
Total operating expenses	6,537	8,487	12,476	16,960
Loss on lease termination	—	—	—	464
Loss from operations	(6,537)	(7,787)	(12,476)	(16,724)

Interest income	13	8	27	18
Interest expense	—	(1)	—	(4)
Gain on change in fair value of warrant and private placement option liabilities	2,523	5,579	886	3,242
Other expense	—	(1)	—	(1)
Net loss	$(4,001)	$(2,202)	$(11,563)	$(13,469)

Net loss per common share attributable to common shareholders, basic and diluted	$(0.13)	$(0.22)	$(0.38)	$(1.34)

Weighted-average shares outstanding, basic and diluted	30,829,184	10,108,388	$30,824,407	$10,071,882

Source: Bellicum Pharmaceuticals

Investors:
Robert H. Uhl
Managing Director
ICR Westwicke
858-356-5932
Robert.uhl@westwicke.com

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